EXHIBIT 10.6

                          SUNRISE FINANCIAL GROUP, INC.
                        641 Lexington Avenue, 25th Floor
                            New York, New York 10022
                             (212) 421-1616 (phone)
                              (212) 750-7277 (fax)



December 1, 2003


Michael Mullarkey
Chairman and CEO
495 March Road, Suite 300
Ottawa, Ontario K2K 3G1
Canada


      Re: Institutional Public Relations Retainer Agreement


Gentlemen:

      As we discussed, Workstream Inc. (the "Company") is interested in retaining Sunrise Financial Group, Inc. ("Sunrise") as its consultant for institutional financial public relations.

Service

      The Services Sunrise will provide include the following: performance of public relations and corporate communications projects as are mutually agreed on; planning meetings with institutional investors and research analysts; preparing and disseminating financial press releases; handling all institutional financial inquiries about the Company; maintaining a mailing list of all those institutions interested in Company literature; and handling financial media relations.

Compensation

      A) As compensation for Sunrise's services, Workstream Inc. will pay to Sunrise 100,000 common shares for 1 year valued at $1.45 each common share, which will be issued now to Sunrise.


      B) As to referred business: 8% commission on referrals of any revenues generated such as Dow, Goldman Sachs, Chase, Fidelity, Bear Stearns, or Worknowledge. Each prospective client must have written confirmation from Workstream as to its availability for

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              Sunrise  compensation.  This does not apply to current or acquired
              Workstream customers.

Expense Reimbursement

      In addition to the fees payable hereunder, the Company shall reimburse Sunrise, upon request from time to time, for all reasonable out-of-pocket expenses incurred by Sunrise (including but not limited to printing and graphic design, travel postage, copying, secretarial and phone expenses) in connection with Sunrise's services pursuant to this agreement. Individual out-of-pocket expenses will not exceed $250.00 without the consent of the Company. The Company will prepay $1,000 to Sunrise that Sunrise will draw against for expenses. The Company will replenish this account monthly to the $1,000 level. Upon expiration of this agreement, any balance in this expense account will be returned to the Company less any fees outstanding.

Term

      This agreement shall be for a term of at least one year. Thereafter, either party may terminate this agreement at any time upon thirty (30) days' prior written notice, without liability or continuing obligation to the other party, except that termination shall not affect (a) the reimbursement and indemnification provisions contained in this agreement, nor (b) the Company's obligation for the fee called for above.

Indemnification

      The Company agrees it will indemnify and hold harmless, Sunrise, its officers, directors, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable fees and expenses of counsel) arising out of Sunrise's services pursuant to this agreement. However, the Company will not be liable under this paragraph to the extent that any loss, claim, damage, liability or expense is found in final judgment by a court of competent jurisdiction to have resulted from Sunrise's gross negligence or willful misconduct . The Company agrees to notify Sunrise promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any claims or the commencement of any action or proceeding relating to any matter which involved Sunrise.

Miscellaneous

      The benefits of this agreement shall inure to the respective successors and assigns of the parties, and the obligations and the obligations and liabilities assumed in this agreement by the parties shall be binding upon their respective successors and assigns.

      The validity and interpretation of this agreement shall be governed by the laws of the State of New York as applied to agreements made and to be fully perfumed therein. The parties agree that neither shall commence any litigation against the other arising out of this Agreement or its termination except by Arbitration.

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      If the foregoing correctly sets forth our agreement, please sign, date and return to us the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between us. Sunrise is looking forward to working with you in making Workstream Inc. highly successful and prosperous.


Sincerely,



                                            SUNRISE FINANCIAL GROUP, INC.


                                            By: /s/ Nathan A. Low
                                                -------------------------------
                                                Nathan A. Low, President


Confirmed and Agreed to this

1st  day of December, 2003
Workstream Inc.



By:  /s/ Michael Mullarkey______
       Michael Mullarkey
       Chairman and CEO